Schedule 14A
(Rule 14a-101)
Information Required in Proxy Statement

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the registrant   X
Filed by a party other than the registrant
Check the appropriate box:
    Preliminary proxy statement
  X Definitive proxy statement
    Definitive additional materials
    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Old Second Bancorp, Inc.

          (Name of Registrant as Specified in Its Charter)

           Stathy Darcy, Chapman and Cutler, 312/845-2992
            (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):
  X No Fee Required

    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1)Title of each class of securities to which transaction applies:

      (2)Aggregate number of securities to which transaction applies:

      (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

      (4)Proposed maximum aggregate value of transaction:

    Fee paid previously with preliminary materials.

    Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)Amount previously paid:

      (2)Form, schedule or registration statement no.:

      (3)Filing party:

      (4)Date filed:

[FN]
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                         LOGO


   Notice of Annual Meeting of Stockholders to be Held March 11,  1997

           To the Stockholders of Old Second Bancorp, Inc.

The Annual Meeting of Stockholders of Old Second Bancorp, Inc., will be held on Tuesday, March 11, 1997 at 11:00 a.m. at the Corporation's premises at 37 South River Street, Aurora, Illinois, for the following purposes:

  1. The election of three directors to serve for a term of three years each, the Board of Directors' nominees being listed in the Proxy Statement;

  2. The ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ended December 31, 1997; and

  3. The transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors of the Corporation has fixed the close of business on February 3, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and at any and all postponements or adjournments thereof.


                             By Order of the Board of Directors



                                                  James Benson
                                                  Chairman and
                                       Chief Executive Officer

Aurora, Illinois
February 10, 1997

                        Your Vote is Important

Even if you plan to attend the meeting in person, please date, sign, and return your proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

                    Old Second Bancorp, Inc.

   37 South River Street / Aurora, IL  60507 / (630) 892-0202

                       Proxy Statement

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Old Second Bancorp, Inc., a Delaware corporation (the "Corporation"), 37 South River Street, Aurora, Illinois 60507, of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on March 11, 1997 at 11:00 a.m., Central Standard Time, and at any and all postponements or adjournments thereof.

A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted: (i) for the election of the nominees for director named below; (ii) for the ratification and approval of the selection of Ernst
& Young, L.L.P. as the Corporation's independent accountants for the fiscal year ended December 31, 1997; and (iii) in the discretion of the named proxies upon such other matters as may properly come before the meeting or at any postponement or adjournment thereof.

In order to be elected a director, a nominee must receive a plurality of the votes cast at the meeting for the election of directors. Since the three nominees receiving the largest number of affirmative votes will be elected, shares represented by proxies which are marked "withhold authority" or "abstain" will have no effect on the outcome of the election. Approval of each of the other matters requires the affirmative vote of at least a majority of the votes cast at the meeting on such matter. Shares represented by proxies which are marked "abstain" as to any such matter will be counted as votes cast, which will have the same effect as a negative vote on such matter. Proxies relating to "street name" shares which are not voted by brokers on one or more, but less than all, matters will be treated as shares present for purposes of determining the presence of a quorum but will not be treated as votes cast as to such matter or matters not voted upon.

A copy of the Corporation's Annual Report for the fiscal year ended
December 31, 1996, which includes certified financial statements, has been previously mailed to you. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference. This Proxy Statement was mailed to stockholders on or about February 10, 1997.

           Voting Securities and Principal Holders Thereof

Only holders of Common Stock of record at the close of business on February 3, 1997 will be entitled to vote at the Annual Meeting of Stockholders. At such date, the Corporation had outstanding 2,937,484 shares of Common Stock without par value. Each share of Common Stock entitled the holder to one vote upon each matter to be voted at the meeting.

To the best of the knowledge of the Corporation, no person, other than the persons shown below and the Trust Department of The Old Second National Bank of Aurora ("Old Second"), owned beneficially more than 5% of the outstanding voting securities of the Corporation as of December 31, 1996.


                               Number and Percent of
Name and Address               Shares Beneficially Owned

Old Second, as trustee for     150,410 shares (5.12%) of the Corporation's
the J. Carl Schmitz marital    Common Stock is held in the name of the
and residual trusts            J. Carl Schmitz marital and residual trusts
37 South River Street,         for the benefit of Genevieve P. Schmitz and
Aurora, Illinois 60507         and James Carl Schmitz.  Genevieve P. Schmitz
                               has the power to direct the voting of all such
Genevieve P. Schmitz           shares.
Villa San Marcos
4201 North 78th Place
Scottsdale, Arizona 85251


Old Second Bancorp, Inc.       251,892 shares (8.58%) of the Corporation's
Profit Sharing Plan and Trust  Common Stock
37 South River Street
Aurora, Illinois 60507

As of December 31, 1996, Old Second held in its Trust Department, in various fiduciary capacities (other than as trustee of the Corporation's Profit Sharing Plan and Trust and the J. Carl Schmitz marital and residual trusts), 192,800 shares of the Corporation's Common Stock (6.56%). Old Second had full voting responsibility with respect to 184,372 of such shares (6.28%) of the total outstanding shares and no voting responsibility with respect to the remaining shares. Old Second had full investment power with respect to 133,524 shares (4.55%) and shared investment power with respect to 43,894 shares (1.49%).

The following table sets forth information as of December 31, 1996, with respect to the ownership of shares of the Corporation's Common Stock held by each director, director nominee and each executive officer and all directors, director nominees and executive officers of the Corporation as a group based upon information received from such persons. Beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest.






                                 Corporation Common Stock
                                 Beneficially Owned
Name                             Number of Shares (%)*
Walter Alexander                17,392            (0.59%)
James Benson                    57,874            (1.97%)
Ronald J. Carlson                8,983            (0.31%)
Marvin Fagel                     1,250            (0.04%)
Joanne Hansen                    1,312            (0.04%)
Kenneth Lindgren                 9,374            (0.32%)
Jesse Maberry                    4,705            (0.16%)
Gary McCarter                      691            (0.02%)
D. Chet McKee                    3,416            (0.12%)
William Meyer                    8,707            (0.30%)
Alan J. Rassi                    1,250            (0.04%)
Larry Schuster                  13,700            (0.47%)
William B. Skoglund              7,504            (0.26%)
George Starmann III              2,888            (0.10%)


All Directors, Director
Nominees, and Executive
Officers as a group (14
persons)                       139,046            (4.73%)

*Includes ownership of securities by spouse (even though any beneficial interest is disclaimed), and in the Corporation's Profit Sharing Plan and Trust and the Corporation's Salary Savings Plan.

                         Election of Directors

Under the Corporation's Certificate of Incorporation, the Board of Directors is divided into three classes, approximately equal in number. Each year the stockholders are asked to elect the member of a class for a term of three years. The three nominees named below have been recommended for election as Directors for a term ending at the Annual Meeting in 2000 or until their successors are elected.

The Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any such nominees are not available for election, proxies may be voted for the election of other persons selected by the Board of Directors.

                   Director Nominees

Name             Age   Principal Occupation(1,2)

Ronald J. Carlson 61   President, COO, CFO, and Secretary of the Corporation,
                       Vice President and CFO of Old Second (1987)

Gary McCarter     60   Vice President, Farmers Group, Inc., an insurance
                       company (1988)

D. Chet McKee     57   President, Copley Memorial Hospital (1978)

1)Each director nominee has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated.

2)The date shown in parentheses refers to the year originally elected or appointed to the Board of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.

                  Continuing Directors

Name                Age   Principal Occupation(1,2)

Walter Alexander(3)  62   President, Alexander Lumber Co., lumber and building
                          material sales (1976)

James Benson(4)      66   Chairman of the Board and CEO of the Corporation
                          (1971)

Marvin Fagel(4)      49   President, Aurora Packing Company and Chairman of the
                          Board and CEO, New City Packing Company, a meat packing company

Joanne Hansen(4)     56   President, Furnas Foundation, Inc., a charitable
                          foundation (1993)

Kenneth Lindgren(4)  56   President, Daco Incorporated, contract manufacturer
                          of machined components (1990)

Jesse Maberry(4)     53   Treasurer, Aurora Bearing Company, manufacturer of
                          rod end and spherical bearings (1985)

William Meyer(3)     49   President, William F. Meyer Co., a wholesale plumbing
                          supply company (1995)

Alan J. Rassi(4)     56   Vice President and General Manager, Caterpillar,
                          Inc., construction equipment manufacturer (1987)

Larry Schuster(3)    56   Chairman, Westside Mechanical, Inc., mechanical
                          contractor (1990)

William B. Skoglund(3)
                     46 Vice President and Assistant Secretary of the Corporation, President and CEO of Old Second (1992)

George Starmann III(3)
                     53 Vice President of the Corporation, Executive Vice President and Senior Trust Officer of Old Second
                          (1995)

1)Each director has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated, except for George Starmann III who prior to 1993 was Executive Vice President and Senior Trust Officer at Banc One, La Grange, Illinois.

2)The date shown in parentheses refers to the year originally elected or appointed to the Board of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.

3)Serves as director until 1998.

4)Serves as director until 1999.

Walter Alexander, a director of the Corporation, is also a director of Mosinee Paper Corporation, a corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the reporting requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940.

Upon attaining age 70, an elected director would assume the status of a Senior Director for a period of three years. Every Senior Director has a right to attend all Board of Director meetings and Board of Director Committee meetings to which they are appointed and to participate in all discussions during such meetings. However, a Senior Director does not have the right to vote on any matter.

The Board of Directors of the Corporation has established Audit and Nominating Committees, as well as other Committees, to assist it in the discharge of its responsibilities. The principal responsibilities of the Audit and Nominating Committees are described below. The members of each Committee serve on the respective Committees during the period between annual stockholders' meetings. The Corporation does not have a Compensation Committee, since compensation levels are determined by the Board of Directors of each subsidiary of the Corporation. The Corporation's executive officers also are executive officers of Old Second, and are compensated by Old Second rather than the Corporation; accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second.

The members of the Corporation's Audit Committee during 1996 were Messrs. Alexander, McCarter, and McKee, and since October 8, 1996, Mr. Marvin Fagel. Each year, such Committee recommends to the Board the appointment of a firm of independent accountants to examine the books of the Corporation. It reviews with representatives of the independent accountants the auditing arrangement and scope of the independent accountants' examination of the books, results of those audits, their fees, and any problems identified by the independent accountants regarding internal controls, together with their recommendations. The Committee also reviews with the Corporation's internal auditors any problems identified by them regarding internal controls and their recommendations. The Committee is also prepared to meet privately at any time at the request of the independent accountants, the internal auditors, or members of the Corporation's management to review any special situation arising on any of the above subjects. The Committee met six times during 1996.

The members of the Corporation's Nominating Committee during 1996 were Messrs. Alexander, Benson, Carlson, Maberry, McKee, Rassi, Schuster, Skoglund, and Starmann. The Committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating Committee will consider suggestions from all sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Corporation. The Committee did not meet in 1996.

The Board of Directors of the Corporation held 12 meetings during 1996. Actions taken by any Committee of the Board are reported to the Board of Directors, usually at its next meeting. During 1996 all of the directors attended at least 75% of the aggregate of the Corporation's Board of Directors meetings and meetings of the Committees on which they served.

All persons who serve as directors of the Corporation also serve as directors of Old Second. No fees are paid by the Corporation to the directors in their capacity as directors of the Corporation, and no fees are paid by Old Second to inside directors in their capacity as directors of Old Second. During 1996, Old Second paid directors' fees to outside directors consisting of a $3,500 annual retainer fee, $250 for each Board of Director meeting attended, and $200 for each Committee meeting attended.

                          Executive Compensation

The following table sets forth information with respect to compensation paid for the fiscal years ended December 31, 1996, 1995, and 1994, to those persons who were at December 31, 1996; (i) the chief executive officer and (ii) the other executive officers of the Corporation whose annual salary exceeded $100,000.

                     Summary Compensation Table
                          Annual        Long-Term
                          Compensation  Compensation

                                        Awards

                                        Securities
Name and                                Underlying     All Other
Principal Position  Year  Salary($)(1)  Options(#)(2)  Compensation ($)(3)
James Benson        1996   $102,034              -      $      0
Chairman and Chief  1995    268,695          3,250        16,904
Executive Officer   1994    254,540              -        15,830
of the Corporation

Ronald J. Carlson   1996   $222,555          2,300       $14,284
President, Chief    1995    208,135          3,000        13,584
Operating Officer   1994    194,885              -        12,761
and Chief Financial
Officer and Secretary
of the Corporation
Vice President and
Chief Financial Officer
of Old Second

William B. Skoglund  1996  $172,550          2,200       $12,490
Vice President and   1995   156,565          2,750        11,611
Assistant Secretary  1994   146,565              -        10,626
of the Corporation
President and Chief
Executive Officer
of Old Second


                   Summary Compensation Table (continued)

                         Annual         Long-Term
                         Compensation   Compensation

                                        Awards

                                        Securities
Name and                                Underlying     All Other
Principal Position  Year  Salary($)(1)  Options(#)(2)  Compensation($)(3)

George Starmann III 1996   $160,615        2,100         $11,834
Vice President of   1995    149,465        2,500           9,446
the Corporation     1994    140,775            -           3,815
Executive Vice
President and
Senior Trust Officer
of Old Second

1)Salary amounts for Mr. Benson include director's fees received from the Corporation's subsidiary banks in the amounts of $28,150, $15,900, and $13,125 for years 1996, 1995, and 1994, respectively. Salary amounts for Mr. Carlson include director's fees received from the Corporation's subsidiary banks other than Old Second in the amounts of $17,400, $15,700, and $12,925 for years 1996, 1995, and 1994, respectively.

2)Share amounts for prior years have been restated for the five-for-four stock split effective June 1996.

3)The amounts shown for 1996 represent the contribution to: (i) the Corporation's qualified Profit Sharing Plan and Trust in the amount of $8,250 each for Messrs. Carlson, Skoglund, and Starmann; (ii) the Corporation's
Salary Savings Plan in the amount of $3,000 each for Messrs. Carlson, Skoglund, and Starmann, as vested and accrued during 1996; and (iii) the Corporation's nonqualified Supplemental Executive Retirement Plan ("SERP") in the amounts of $3,034, $1,240, and $584 for Messrs. Carlson, Skoglund, and Starmann, respectively. No amounts were paid or distributed pursuant to the plans to the named individuals during 1996, 1995, or 1994.


                            Option Grants

The following table provides information about stock options granted during 1996 to the Named Executive Officers other than Mr. Benson, to whom no stock options were granted during the year.

                     Option Grants in Last Fiscal Year*
                                      Individual Grant       Potential
                                                             Realizable Value
                         Percent of                          at Assumed Annual
                         Total Options                       Rates of Stock
                         Granted to     Exercise             Price Appreciation
             Options     Employees      Price    Expiration  For Option Term
Name         Granted(#)  in Fiscal Year ($/Share)  Date      5%      10%
Ronald J.
 Carlson        2,300       22.80%       $40.875   12/09/06  $59,124  $149,832

William B.
 Skoglund       2,200       21.80%       $40.875   12/09/06  $56,553  $143,317

George
Starmann III    2,100       20.80%       $40.875   12/09/06  $53,983  $136,803

*Messrs. Carlson, Skoglund, and Starmann received the 1996 options on December 10, 1996. One-third of the options granted vest and become exercisable on each of the first three anniversaries of their grant date.

        Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors of Old Second has furnished the following report on executive compensation.

The Corporation's executive officers are also executive officers of Old
Second and are compensated by Old Second (not the Corporation); accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second. The members of the Compensation Committee and Board of Directors of Old Second are Directors of both the Corporation and Old Second. The members of the Compensation Committee during 1996 were Walter Alexander, Gary McCarter, Alan Rassi, and William Meyer. Although the executive officers are compensated by Old Second and their compensation is determined by the Compensation Committee of Old Second, their scope of authority for management of the Corporation, as well as Old Second, is an important consideration by the Committee when establishing compensation.

           Compensation Philosophy and Overall Objectives

The Corporation's mission is to maximize stockholder value over the long term. To accomplish this mission, the Corporation has developed a comprehensive business strategy that emphasizes superior financial products and customer services. The Corporation believes its executive compensation program should motivate its executives to both individually and collectively take actions that support the attainment of this mission.

The program of executive compensation is intended to reflect the following stated executive compensation policies:

  The program of executive compensation should strengthen the relationship between pay and performance by providing compensation that is dependent upon the level of success in meeting specified Corporate goals.

  Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Corporation depends.

  Each program element should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities should allow the Corporation to maintain a stable, successful management team.

Competitive market data is provided by an independent compensation consultant. The data provided compares Old Second's compensation practices to banking institutions with similar asset size and employment levels.

The competitive market data used for compensation purposes differs from the companies which comprise the Custom Peer Group in the Performance Graph included in this proxy statement. The Compensation Committee believes that the Company's most direct competitors for executive talent reflects a broader group of companies than those included in the Custom Peer Group established for comparing shareholder returns.

                    Elements of Executive Compensation
                            (a) Base Salaries

Annually, the Compensation Committee reviews each executive's base salary. It is the Corporation's philosophy that base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team. The Compensation Committee of Old Second targets base salaries at market levels, though compensation may be adjusted above or below the median based on company performance. Initially, base salaries are determined by evaluating an executive's level of responsibility, prior experience, education, breadth of knowledge, internal performance objectives, and competitive compensation programs for senior executives at comparable banks.

Adjustments to base salaries are driven primarily by corporate performance measured primarily in terms of earnings per share, return on equity and assets, and enhancement of book value per share. When measuring individual performance, the Compensation Committee considers the executive's efforts in achieving established financial and business objectives, managing and developing employees, and enhancing long-term relationships with customers.

As reflected in the Summary Compensation Table, the Chief Executive Officer's (Mr. Benson's) salary was reduced in 1996. In determining Mr. Benson's salary in 1996, the Compensation Committee considered Mr. Benson's advisory role, his individual performance, and his long-term contributions to the success of the Corporation. Overall, salary increases for the three additional senior executives were at a rate comparable to the increases provided to similar executives at other banks, as shown by the survey data.

                        (b) Stock Options

To establish a link between compensation and management's performance in creating value for shareholders, top level management employees were granted stock options during 1996 pursuant to the Company's Long-Term Incentive Plan as approved by shareholders in 1994. To reinforce the Company's long-term perspective and to help retain valued executives, these options vest ratably over the three-year period following grant. Options are issued at the market value of Company shares on the date of grant, thus providing reward only for future stock price appreciation. Future grants of option awards are expected to be reviewed on an annual basis.

In 1996, Mr. Benson received no stock options. As detailed in the table on page 11, the other Named Executive Officers received stock option grants comparable to the long-term incentive opportunity granted to individuals with the same or similar position at various banks of similar size. The grants are similar in size to the option shares that were granted in the previous fiscal year. The Compensation Committee has determined that the compensation opportunities should reflect overall Corporate and individual achievement, as well as competitive compensation practices.

             (c) Benefits, Qualified Savings Plans, and Perquisites

Benefits offered to key executives serve a different purpose than does base salary and other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits.

All full-time employees are eligible to participate in the Corporation's 401-K Savings Plan, Profit Sharing Plan, and a tax-qualified Pension Plan, subject to regulatory limits. The pension plan targets a 50% pay replacement, integrated with the participant's social security benefits, at normal retirement age following a full career of service. The 401(k) savings program authorizes a maximum voluntary salary deferral of up to 10% (with a partial company match), subject to statutory limitations. The profit sharing arrangement provides an annual discretionary contribution to the retirement account of each employee based in part on the bank's profitability in a given year, and on each participant's rate of base salary. Participation in these qualified savings plans is likewise offered to the eligible general employee population.
Benefits under these plans, taken as a whole, are competitive with comparable banks and bank holding companies.

          Policy With Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this tax code provision and has determined that it is unlikely to affect the deductibility of compensation paid to executive officers.

                                Conclusion

The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of stockholders and the Corporation. The Compensation Committee believes these policies motivate executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

       Compensation Committee of the Board of Directors of Old Second Mr. Walter Alexander
Mr. Gary McCarter
Mr. Alan Rassi
Mr. William Meyer

                          Employment Agreement

Effective January 2, 1996, Mr. Benson retired as CEO of Old Second. However, during 1996 Mr. Benson continued in his position as Chairman of the Board of the Corporation and retained the title of CEO of the Corporation. As determined at the Board of Directors meeting on January 14, 1997, Mr. Benson will continue in his position as Chairman of the Board and CEO of the Corporation for 1997. As in 1996, Mr. Benson will continue to serve on the Board Committees of banks in the holding company, will participate in exit interviews with regulatory examiners, and will be available to bank management as a consultant. In exchange for these and other services to be performed during fiscal 1997, Mr. Benson will receive a fee of $60,000.

          Comparison of Five-Year Cumulative Total Return*
      Old Second Bancorp, Inc.; S&P 500; and Custom Peer Group

                      (Graph presented here.)

Date            Old Second      S&P 500    Custom Peer Group
December 1991     $100.00       $100.00       $100.00
December 1992     $117.28       $107.61       $141.12
December 1993     $156.14       $118.41       $176.36
December 1994     $163.73       $120.01       $180.00
December 1995     $188.51       $164.95       $216.61
December 1996     $218.07       $202.73       $232.56

*Total return assumes reinvestment of dividends on a quarterly basis.

The above graph represents the five-year cumulative total stockholder return for the Corporation, the S&P 500 Composite Index, and the Custom Peer Group. The companies in the Custom Peer Group are: First Oak Brook Bancshares Inc.; Heritage Financial Services Inc.; Merchants Bancorp Inc.; Northern States Financial Corporation; Pinnacle Banc Group Inc.; and Princeton National Bancorp Inc. The Custom Peer Group has changed from last year's Custom Peer Group by the removal of Premier Financial Services Inc. and Todays Bancorp Inc. These companies were removed from the peer group as they were acquired in 1996 by Grand Premier Financial and Mercantile Bancorp, respectively.

                          Pension Plan

All full-time employees of the Corporation's subsidiary banks who have completed one year of service are eligible for participation in the Corporation's Pension Plan and the remuneration credited each participant includes all direct salaries and wages paid. Generally speaking, retirement benefits are based on final average monthly earnings during the highest five consecutive years of employment during the last ten years before retirement and integrates with a portion of the Primary Social Security Benefit payable to the participant. A participant receives monthly the amount calculated under the following formula: the monthly average of the 60 highest paid consecutive months out of the final ten years of employment times the sum of (i) 1-2/3% times the number of years of credited service up to a maximum of 30, and (ii) 1/2% times each year of credited service over 30 years; less one-half the Primary Social Security Benefit payable to the participant. The following table illustrates the annual amount of retirement income available under both the Corporation's Pension Plan and SERP (after deducting 1/2 of the social security benefit, but without limiting the retirement benefits for the single plan defined benefit limit of Section 415(c), for the combined plan Section 415 limits, and for the includable compensation limitation of Section 401(a)(17) of the Internal Revenue Code (the "Code")) from such plan for a person 65 years of age in specified average earnings and years of service classification. The SERP restores benefits lost under the Pension Plan due to the limits imposed under Sections 401(a)(17) and 415 of the Code. The objective of the SERP is to permit those employees who are affected by the limitations of Code Sections 401(a)(17) and 415 to receive the same benefit they would have received under the Pension Plan but for the limitations imposed by the Code.

In certain cases, a participant's actual benefit may be less than that provided below:

Covered                             Years of Service
Compensation     15        20        25        30         35         40
$ 15,000      $ 2,250   $ 3,000   $ 3,750   $ 4,500    $ 5,250    $ 6,000
  25,000        3,750     5,000     6,250     7,500      8,750     10,000
  35,000        5,372     7,163     8,953    10,744     12,250     14,000
  50,000        8,759    11,679    14,598    17,518     18,768     20,018
  75,000       14,772    19,696    24,620    29,544     31,419     33,294
 100,000       21,022    28,029    35,037    42,044     44,544     47,044
 125,000       27,272    36,363    45,453    54,544     57,669     60,794
 150,000       33,522    44,696    55,870    67,044     70,794     74,544
 175,000       39,772    53,029    66,287    79,544     83,919     88,294
 200,000       46,022    61,363    76,703    92,044     97,044    102,044
 225,000       52,272    69,696    87,120   104,544    110,169    115,794
 250,000       58,522    78,029    97,537   117,044    123,294    129,544
 275,000       64,772    86,363   107,953   129,544    136,419    143,294
 300,000       71,022    94,696   118,370   142,044    149,544    157,044

Covered compensation under the qualified and nonqualified pension formulas and the respective years of credited service as of December 31, 1996 for the executive officers named in the cash compensation table are as follows: Ronald
J. Carlson, $205,155 (17 years); William B. Skoglund, $172,550 (24 years); and George Starmann III, $160,615 (3 years).

        Compensation Committee Interlocks and Insider Participation

Directors, director nominees, and executive officers of the Corporation and their associates were customers of, and had transactions with, the Corporation and its subsidiaries in the ordinary course of business during 1996. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships, in the opinion of management, were made on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the time for comparable transactions with other persons and in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

                Independent Accountants

Ernst & Young, L.L.P. ("Ernst & Young") has been selected by the Corporation to be the Corporation's independent accountants for the fiscal year ended December 31, 1997. The Board of Directors will propose the adoption of a resolution at the Annual Meeting ratifying and approving the selection of Ernst & Young. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to the appropriate questions.

On February 3, 1995, the Corporation notified its previous independent accountants, Coopers & Lybrand, L.L.P. ("Coopers & Lybrand") that Coopers & Lybrand would not be retained as the Company's independent accountants for the 1995 fiscal year. The decision to change independent accountants was recommended by the Corporation's Audit Committee and approved by the Board of Directors. Representatives of Coopers & Lybrand are not expected to be present at the Annual Meeting of Stockholders.

Coopers & Lybrand's reports on the Corporation's financial statements during the two most recent fiscal years in which Coopers & Lybrand was retained contained no adverse opinion or a disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During those two fiscal years, there were no disagreements between the Corporation and Coopers & Lybrand on any matters of accounting principles, financial statement disclosure, or auditing scope or procedure.

None of the "reportable events" described under Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934 ("Regulation S-K") occurred during those two fiscal years. In addition, during those two fiscal years, the Corporation did not consult Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.


The Board of Directors recommends that the stockholders vote FOR the above proposal.


                        Stockholder Proposals

Proposals of stockholders to be included in the Corporation's Proxy Statement for the March 1998 Annual Meeting of Stockholders must be received by the Corporation at its executive office no later than October 10, 1997.

                               General

The cost of this proxy solicitation will be borne by the Corporation. Solicitation will be made primarily through the use of the mail, but officers, directors, or regular employees of the Corporation may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, the Corporation will reimburse brokerage houses and other custodians, nominees, or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owner of such shares.

As of the date of this Proxy Statement, management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


                            By Order of the Board of Directors



                                                 James Benson
                                                 Chairman and
                                      Chief Executive Officer

Aurora, Illinois
February 10, 1997

             Proxy for Annual Meeting of Stockholders
                        On March 11, 1997

                      Old Second Bancorp, Inc.
                          Aurora, Illinois

   The undersigned hereby appoints Alan J. Rassi, Townsend Way, Jr., and Clarence Ruddy, or any one of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on the 11th day of March 1997, at 11:00 a.m., Central Standard Time, and at any and all postponements or adjournments thereof:

(1) Election of Directors.

    __For all nomimees listed     __WITHHOLD AUTHORITY        __ABSTAIN
      below (except as marked       to vote for all nominees
      to the contrary)              listed below


   (INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
    NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Ronald J. Carlson, Gary McCarter, D. Chet McKee

(2) Ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants.


     __FOR                        __AGAINST                  __ABSTAIN


(3) In their discretion on such other matters as may properly come before the meeting or at any postponement or adjournment thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED FOR DIRECTORS AND FOR THE RATIFICATION AND APPROVAL OF THE SELECTION
OF ERNST & YOUNG, L.L.P. AS INDEPENDENT ACCOUNTANTS.

Dated_________________                        ___________________________
                                              ___________________________
                                              Stockholder's Signature-
                                              please sign name exactly as
                                              imprinted below. (Do not print.)

                                              PLEASE INDICATE ANY CHANGE OF
                                              ADDRESS

NOTE: Executors, administrators, trustees, and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.


             PLEASE DATE, SIGN, AND RETURN THIS PROXY